Exhibit 99.1

RiskMetrics Group Reports Second Quarter 2008 Results

New York, August 5, 2008– RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the second quarter and six months ended June 30, 2008.

Earnings Highlights:  The following GAAP results reflect the acquisition of ISS on January 11, 2007 and the CFRA acquisition of August 1, 2007.  The pro forma results are presented as if ISS and CFRA were acquired on January 1, 2007 (see Tables D and E for a reconciliation of GAAP and Pro Forma financial results).

•                  Second quarter GAAP revenues increased 27.5% to $74.1 million, and 19.0% on a pro forma basis. GAAP revenues for the six month period ended June 30, 2008 increased 31.5% to $145.3 million, and 19.2% on a pro forma basis.

•                  Second quarter Adjusted EBITDA increased 33.3% to $23.7 million, and 24.0% on a pro forma basis with an Adjusted EBITDA margin of 32.0%.  Adjusted EBITDA for the six months ended June 30, 2008 increased 42.8% to $46.9 million, and 29.7% on a pro forma basis, with an Adjusted EBITDA margin of 32.3%.

•                  GAAP EPS increased to $0.08 in the second quarter of 2008 up from $0.01 in the second quarter of 2007.  Adjusted EPS (before amortization of intangibles, stock-based compensation and one-time IPO costs) for the second quarter 2008 was $0.15, up from $0.06 in second quarter 2007.

“We experienced strong revenue,  Adjusted EBITDA and cash flow growth this quarter as both traditional and alternative investment managers continued to establish and scale their risk systems,” said Ethan Berman, Chief Executive Officer of RiskMetrics Group.  “Sales of our RiskManager solution are as strong as they have ever been demonstrating the criticality of effective risk management tools and services in this challenging market environment.”

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

Selected Financial Information (unaudited)

Table A

	Three Months Ended
	June 30,
			%
	2007	2008	Change
Revenues:
Risk	$29,417	$38,828	32.0%
ISS	28,733	35,298	22.8%
Total Revenues	$58,150	$74,126	27.5%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	40,342	50,383	24.9%
Other operating expenses (2)	7,920	9,641	21.7%
Total operating costs and expenses	48,262	60,024	24.4%

Income from operations	9,888	14,102	42.6%

Other expense	(8,935)	(5,000)	-44.0%
Income before income taxes	953	9,102	855.1%
Provision for income taxes	497	3,556	615.5%
Net income – GAAP	$456	$5,546	1,116.2%

EPS (diluted) – GAAP	$0.01	$0.08
Adjusted Net income (3)	$3,408	$10,096	196.2%
Adjusted EPS (diluted) (3)	$0.06	$0.15
Adjusted EBITDA (4)	$17,808	$23,743	33.3%
Adjusted EBITDA margin	30.6%	32.0%

	Six Months Ended
	June 30,
			%
	2007	2008	Change
Revenues:
Risk	$56,736	$73,264	29.1%
ISS	53,779	72,082	34.0%
Total Revenues	$110,515	$145,346	31.5%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	77,630	98,400	26.8%
Other operating expenses (2)	14,489	20,793	43.5%
Total operating costs and expenses	92,119	119,193	29.4%

Income from operations	18,396	26,153	42.2%

Other expense	(16,839)	(16,477)	-2.1%
Income before income taxes	1,557	9,676	521.4%
Provision for income taxes	812	3,783	365.9%
Net income – GAAP	$745	$5,893	691.0%

EPS (diluted) – GAAP	$0.01	$0.09
Adjusted Net income (3)	$6,081	$18,852	210.0%
Adjusted EPS (diluted) (3)	$0.11	$0.28
Adjusted EBITDA (4)	$32,885	$46,946	42.8%
Adjusted EBITDA margin	29.8%	32.3%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before amortization of intangible assets, stock-based compensation and one-time IPO costs. Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income before interest expense interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and extraordinary or non-recurring charges or expenses.  Refer to table C for a reconciliation to the comparable GAAP measure.

Second Quarter 2008 Results Compared to Second Quarter 2007 Results

Second Quarter 2008 Revenues

Total GAAP revenues for the second quarter of 2008 (“Q2 2008”) were $74.1 million, up 27.5% from $58.2 million in the second quarter of 2007 (“Q2 2007”).

On a pro forma basis, revenues increased 19.0% from $62.3 million in the same period of 2007. Included in the Q2 2007 pro forma revenues are $4.1 million of CFRA revenues (refer to Table E).

On a business segment level, Q2 2008 Risk GAAP revenues were $38.8 million, a 32.0% increase over Q2 2007.   Risk revenues continue to accelerate as revenues grew 12.7% sequentially over Q1 2008 due to RiskManagerTM year over year revenue growth of 41.8% resulting from strong sales to both the asset management and hedge fund sectors.  EMEA revenue grew by over 37% year over year while the Americas revenue growth accelerated to 32% for Q2 08.

ISS GAAP revenues were $35.3 million in Q2 2008, a 22.8% increase from Q2 2007. On a pro forma basis, revenues grew by 7.3% compared to Q2 2007.  ISS Q2 2008 revenues declined by $1.5 million relative to Q1 2008 revenues due to a decline of non-recurring revenues caused by the sales seasonality of the Company’s Corporate Compensation Advisory Service products(which was more pronounced in 2008 than in 2007) and slower new sales.

Total Governance Services (mainly Proxy Research and Voting Services) revenue of $23.4 million for Q2 2008 increased 6.3% from Q2 2007.  Financial Research and Analysis (“FR&A”) revenues of $11.9 million for Q2 2008 grew by 9.4% over the prior year pro forma revenue and remained flat compared to sequential Q1 08 due to the seasonality of non-recurring revenue discussed above.

“Given the increased volatility in the financial services market, our clients are placing an increasingly high priority on understanding and managing risk across their portfolios, Mr. Berman continued.   “In fact, the Annualized Contract Value (ACV) in our Risk business is up 39% from the second quarter of 2007 with the traditional asset management and hedge fund segments growing 40% and 34%, respectively.  In addition, our ISS ACV is up 11.4% from the second quarter of 2007, on a pro forma basis.”

Second Quarter 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, and non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, increased 24.9% to $50.4 million for Q2 2008. On a pro forma basis, Adjusted EBITDA expenses increased by 16.8% from $43.1 million in Q2 2007.

Compensation expense, which accounted for 65.1% of total Adjusted EBITDA expenses, increased by 19.9% to $32.7 million for Q2 2008. On a pro forma basis, compensation expenses increased by 12.3% as headcount grew at a lower rate than revenues for the second quarter.

Non-compensation expenses increased to $17.6 million for Q2 2008. On a pro forma basis, non-compensation expenses increased by 26.1% for Q2 2008, due mainly to increases in occupancy costs,  data costs, recruiting and training costs and an increase in the provision for bad debts and CFRA non-income tax expenses, both of which are not expected to be recurring.

Adjusted EBITDA expenses represented approximately 68.0% of total revenues during Q2 2008, compared with 69.4% in Q2 2007.

Second Quarter 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 33.3% to $23.7 million in Q2 2008 from $17.8 million in Q2 2007.  On a pro forma basis, Adjusted EBITDA increased by 24.0% from $19.2 million in Q2 2007. Pro forma Q2 2007 Adjusted EBITDA includes $1.3 million of CFRA Adjusted EBITDA.

EBITDA, including stock based compensation expense of $2.0 million, was $21.7 million in Q2 2008.

The Adjusted EBITDA margin increased to 32.0% in Q2 2008, compared with 30.6% in Q2 2007 and 30.2% for full year 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $14.1 million which was a 51.9% increase over Q2 2007. The Q2 2008 Risk Adjusted EBITDA Margin was 36.3% as compared to 31.5% in Q2 2007 as revenues grew by 32.0% and Adjusted EBITDA expenses grew by 22.8%.   Risk margins continue to accelerate sequentially in Q2 2008 compared to 34.8% in Q1 08.

ISS generated Adjusted EBITDA of $9.7 million in Q2 2008 which was a 13.2% increase over Q2 2007. On a pro forma basis, ISS Adjusted EBITDA decreased 2.2%. The Q2 2008 ISS Adjusted EBITDA Margin was 27.4% as compared to 30.1% in Q2 2007 on a pro forma basis as Adjusted EBITDA expenses grew by 11.4%.  The Q2 08 Adjusted EBITDA margin was negatively impacted by the seasonality in non-recurring revenues, continued investment in the Governance Services voting platform, and non-recurring expenses related to an increase in the bad debt provision of $587 and a $350 charge for non-income taxes related to CFRA.

Second Quarter 2008 Other Operating Expenses and Income from Operations

On a GAAP basis, other operating expenses increased 21.7% to $9.6 million in Q2 2008 from $7.9 million in Q2 of 2007.  This was primarily due to a $1.0 million and $0.4 million increase in amortization expense and depreciation expense, respectively.  Income from operations increased 42.6% to $14.1 million in Q2 2008 from $9.9 million in Q2 2007.

Second Quarter 2008 Interest, Dividend, Investment and Other Income (Expense), Net.

On a GAAP basis, net interest, dividend, investment and other expense decreased to $5.0 million for Q2 2008 from $8.9 million in Q2 2007.  This decrease in expense was primarily due to decreased interest expense and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008. This trend of lower net interest expense is expected to continue for the remainder of fiscal 2008.

Second Quarter 2008 Net Income and EPS

GAAP net income increased to $5.5 million in Q2 2008 from $0.5 million in Q2 2007. GAAP EPS (diluted) increased to $0.08 for Q2 2008 from $0.01 in Q2 2007.

Adjusted net income, as defined in Table D, increased to $10.1 million in Q2 2008 from $3.4 million in Q2 2007. Adjusted EPS increased to $0.15 for Q2 2008 from $0.06 in Q2 2007.

Six months ended June 30, 2008 Results Compared to Six months ended June 30, 2007 Results

Six months 2008 Revenues

Total GAAP revenues for the six months ended June 30, 2008 were $145.4 million, up 31.5% from $110.5 million in the comparable period in 2007.

On a pro forma basis revenues increased 19.2% from $121.9 million in the same period of 2007. Included in the six months ended June 30, 2007 pro forma revenues are $3.3 million of revenues from the 11 day period before the ISS acquisition in January 2007 and $8.1 million of CFRA revenues (refer to Table E).

On a business segment level, Risk GAAP revenues for the six months ended June 30, 2008 were $73.3 million, a 29.1% increase over the comparable period in 2007.  Results were primarily due to RiskManagerTM revenue growth of 40.4% over the year ago period resulting from strong sales to both the asset management and hedge fund sectors.  EMEA revenue grew by over 34% year over year, and Americas revenue grew over 27%.

ISS GAAP revenues for the six months ended June 30, 2008 were $72.1 million, a 34.0% increase from the comparable period in 2007. On a pro forma basis, revenues grew by 10.6%, including EMEA revenue growth of 13.9% and Americas revenue growth of 9.4%.  Total Governance Services (mainly Proxy Research and Voting Services) revenue of $45.8 million for the six months ended June 30, 2008 increased 8.7% from the prior year pro forma period.  Financial Research and Analysis (“FR&A”) revenues of $26.3 million for the six months ended June 30, 2008 grew by 14.0% over the prior year pro forma revenue.

Six months 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses increased 26.8% to $98.4 million for the six months ended June 30, 2008. On a pro forma basis, Adjusted EBITDA expenses increased by 14.8% from $85.7 million for the six months ended June 30, 2008.

Compensation expense, which accounted for 66.8% of total Adjusted EBITDA expenses, increased by 24.5% to $65.8 million for the six months ended June 30, 2008. On a pro forma basis, compensation expenses increased by 12.0% as headcount grew at a lower rate than revenues for the six months ended June 30, 2008.

Non-compensation expenses increased to $32.6 million for the six months ended June 30, 2008. On a pro forma basis, non-compensation expenses increased by 20.8% for the six months ended June 30, 2008, due mainly to increases in occupancy, data, recruiting and training costs as well as increased legal, accounting and consulting costs related to being a public company.

Adjusted EBITDA expenses represented approximately 67.7% of total revenues for the six months ended June 30, 2008, compared with 70.2% in the year-ago period.

Six months 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 42.8% to $46.9 million in the six months ended June 30, 2008 from $32.9 million in comparable period in 2007.  On a pro forma basis, Adjusted EBITDA increased by 29.7% from $36.2 million in the six months ended June 30, 2007. Pro forma for the six months ended June 30, 2007 Adjusted EBITDA includes $0.9 million of Adjusted EBITDA related to the January 1-11 period before the acquisition of ISS, and $2.4 million of CFRA Adjusted EBITDA.

EBITDA, including stock based compensation expense of $5.4 million, was $41.6 million for the six months ended June 30, 2008. The stock-based compensation charge included a one-time charge of $1.4 million related to IPO stock option grants.

The Adjusted EBITDA margin increased to 32.3% in the six months ended June 30, 2008, compared with 29.8% in the comparable period of 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $26.1 million for the six months ended June 30, 2008 which was a 52.6% increase over the six months ended June 30, 2007. The Risk Adjusted EBITDA Margin was 35.6% for the six months ended June 30, 2008 as compared to 30.1% in the six months ended June 30, 2007 as revenues grew by 29.1% and Adjusted EBITDA expenses grew by 19.0%.

ISS generated Adjusted EBITDA of $20.9 million for the six months ended June 30, 2008 which was a 32.2% increase over the six months ended June 30, 2007. On a pro forma basis, ISS Adjusted EBITDA increased 9.2%. The ISS Adjusted EBITDA Margin for the six months ended June 30, 2008 was 29.0% as compared to 29.3% in the six months ended June 30, 2007 on a pro forma basis, as Adjusted EBITDA expenses grew by 11.1%.

Six-months 2008 Other Operating Expenses and Income from Operations

On a GAAP basis, other operating expenses increased 43.5% to $20.8 million in the six months ended June 30, 2008 from $14.5 million in the comparable period in 2007.  This was primarily due to an increase in stock based compensation of $2.9 million as a result of stock based compensation expense from IPO stock option grants, and a $2.3 million increase in amortization expense.  Income from operations increased 42.2% to $26.2 million for the six months ended June 30, 2008 from $18.4 million in the prior year.

Six months 2008 Interest, Dividend, Investment and Other Income (Expense), Net.

On a GAAP basis, net interest, dividend, investment and other expense decreased to $16.5 million for the six months ended June 30, 2008 from $16.8 million in the six months ended June 30, 2007.  The decrease in other expense was due to decreased interest expense (net of debt issuance cost write-off) and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008.  The decrease in other expense was offset by one time IPO and debt repayment-related costs of $5.0 million, which consisted of a $1.25 million debt prepayment penalty fee and a $1.4 million loss on an interest rate swap settlement, both included in the Other Expense caption and a non-cash $2.4 million write-off of debt issuance costs, included in Interest Expense, during the six months ended June 30, 2008.

Six months 2008 Net Income and EPS

On a GAAP basis, net income increased to $5.9 for the six months ended June 30, 2008 from $0.7 million for the six months ended June 30, 2007. GAAP EPS (diluted) for the six months ended June 30, 2008 increased to $0.09 from $0.01 in the comparable period in 2007.  The effective tax rate for the six months ended June 30, 2008 was 39.1%.

Adjusted net income, as defined in Table D, increased to $18.9 million for the six months ended June 30, 2008 from $6.1 million in the comparable period in 2007. Adjusted EPS increased to $0.28 for the six months ended June 30, 2008, from $0.11 in the comparable period in 2007.  Net income for the six months ended June 30, 2008 includes $6.3 million of one time IPO and debt repayment-related charges.

Selected Operating Data

The Company believes that the supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the Six Months Ended June 30

Operating Data	2007	2008

Annualized Contract Value (1)
Risk	$111,680	$155,435
% Growth		39.2%
ISS (1)	$97,551	$126,411
% Growth.		29.6%
Annualized Contract Value	$209,231	$281,846
% Growth		34.7%

Recurring Revenue as a % of total revenue (2)
Risk	97.2%	98.7%
ISS	85.5%	86.5%
Recurring Revenue as a % of total revenue.	91.5%	92.7%

Renewal Rate
Risk	88.4%	90.3%
ISS	89.8%	89.4%
Renewal Rate	89.0%	89.9%

Notes to Operating Data Table:

(1)          We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.   CFRA was acquired on August 1, 2007 with $15.9 million of ACV which is not included in ISS ACV as of June 30, 2007.

(2)          We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Overall, renewal rates were 89.9% for the six months ended June 30, 2008 as compared with 89.0% in the prior year. Risk achieved a renewal rate of 90.3% which increased compared to prior year of 88.4%, while ISS had a renewal rate of 89.4% which was slightly lower than prior year of 89.8%.  The year-over-year decline in the ISS renewal rate was largely due to inclusion of CFRA in 2008, which has lower than average renewal rates relative to ISS’s Governance Services products.

Recurring revenue as a percent of total revenue increased to 92.7% for the six months ended June 30, 2008 from 91.5% in Q2 2007. This increase was the result of the increase of Risk recurring revenues to 98.7% of total revenues in the six months ended June 30, 2008. The percentage of recurring revenues for ISS was lower in the first six months of 2008 than for the full year 2007 due to the seasonality of non-recurring Corporate Services revenues resulting in an over- weighting of those revenues in the first half of each fiscal year.

Annualized Contract Value increased 34.7% in Q2 2008 as compared to Q2 2007, with Risk increasing 39.2% (from $111.7 million to $155.4 million) and ISS growing 29.6% (from $97.5 million to $126.4 million). The increase in ACV was driven by strong growth of new Risk sales, as well as by the CFRA acquisition which contributed $15.9 million of acquired ACV. Pro forma for the CFRA acquisition, consolidated ACV grew 25.2% and ISS ACV grew by 11.4%.  Risk average ACV per client continued to increase to over $248,000 from $173,000 in 2007.

On a consolidated basis, the Company had $41.7 million of new ACV sales in six months ended June 30, 2008 and $20.0 million in Q2 2008, up 50.2% and 35.9% over the comparable periods in 2007, respectively. The strong new sales performance was driven by a significant increase in the demand for

Risk products. Risk new ACV sales were $29.8 million in the first half of 2008 and $16.0 million in Q2 08, increases of 73.4% and 56.4% over 2007.

In the first half of 2008, RiskMetrics continued to have success in growing our relationship with existing clients with approximately 50% of new ACV sales coming from existing clients.

Discussion of Cash Flow

As of June 30, 2008, cash and cash equivalents were $108.2 million, as compared to $27.5 million on December 31, 2007.  Operating activities for the first six months of 2008 provided cash of $18.5 million, compared to $1.1 million for the first six months of 2007.  Cash flow from operations increased by $17.4 million in 2008 compared to 2007 due to increased EBITDA earnings of $14.4 million as well as a $7.1 million decline in cash paid for interest due to a reduction in debt borrowings and interest rates.  Cash flow from operations for the six months ended June 30, 2008 was negatively impacted by $1.3 million of cash used for a debt pre-payment penalty fee, and $1.4 million for an interest rate swap settlement in connection with the pre-payment of debt in 2008. Cash flow from operations in Q2 08 was $31.4 million.

Our cash flow tends to be lower in the beginning of each year due to bonuses and commissions paid during this period. As a result, we generate more cash flows from operations during the second half of the year than during the first half of the year.

Capital expenditures increased to $4.0 million in the first six months of 2008 compared to $3.6 million in the first six months of 2007.   Financing Cash Flows generated cash of $68.4 million during the first six months of 2008 primarily due to net proceeds received from the IPO partially offset by the pay down of $132.1 million in debt. Q2 2008 financing cash flow was negatively impacted by a principal debt payment of $6.4 million.

Free Cash Flow (operating cash flow minus capital expenditures) for the first six months of 2008 increased to $14.5 million compared to negative $2.5 million in the first six months of 2007.

2008 Guidance

As of June 30, 2008, the Company anticipates revenue and Adjusted EBITDA to be above the high end of our previous ranges for the fiscal year ending December 31, 2008 of $295 million and $95 million, respectively. Renewal rates are expected to be in the 89%-91% range.

The Company will hold a conference call to discuss results for the second quarter of 2008 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in	800.659.2037
International dial-in	617.614.2713
Pass code	40894410

In addition, investors can access the conference call directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contacts:

Cheryl Gustitus	Sarah Cohn
301.556.0538	212.354.4643
cheryl.gustitus@riskmetrics.com	sarah.cohn@riskmetrics.com

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 19 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2007 Annual From 10-K which was filed with the Securities and Exchange Commission on March 31, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Adjusted EBITDA to net income on our historical results:

Table C

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Net income	$456	$5,546	$745	$5,893
Interest, other expense, net	8,935	5,000	16,839	16,477
Income tax expense	497	3,556	812	3,783
Depreciation and amortization of property and equipment	1,739	2,165	3,323	4,280
Amortization of intangible assets	4,434	5,456	8,623	10,912
Stock-based compensation.	1,745	2,016	2,541	5,377
Non-recurring expenses (a)	—	—	—	198
Loss on disposal of property and equipment	2	4	2	26
Adjusted EBITDA	$17,808	$23,743	$32,885	$46,946

(a)          Represents lease exit costs incurred from moving the Company’s London operations.

Adjusted EBITDA, as defined in our credit facilities, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facilities. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facilities. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below:

Table D

	Three months ended June 30,
	2007	2007	2008	2008
	$ Amount	EPS Amount	$ Amount	EPS Amount

GAAP - Net Income	$456	$0.01	$5,546	0.08
Plus: IPO Costs	—	—	—	—

Plus: Non IPO Stock-Based Compensation	1,745	0.03	2,016	0.03

Plus: Amortization of Intangible Assets	4,434	0.08	5,456	0.08

Income tax effect	(3,227)	(0.06)	(2,922)	(0.04)

Adjusted Net income before IPO costs, stock-based compensation and amortization of intangibles	$3,408	$0.06	$10,096	$0.15

Adjusted EPS - diluted	$0.06		$0.15
Diluted Shares	53,878,411		68,046,927

	Six months ended June 30,
	2007	2007	2008	2008
	$ Amount	EPS Amount	$ Amount	EPS Amount

GAAP - Net Income	$745	$0.01	$5,893	0.09
Plus: IPO Costs (1)	—	—	6,348	0.10

Plus: Non IPO Stock-Based Compensation	2,541	0.05	4,020	0.06

Plus: Amortization of Intangible Assets	8,623	0.16	10,912	0.16

Income tax effect	(5,828)	(0.11)	(8,321)	(0.13)

Adjusted Net income before IPO costs, stock-based compensation and amortization of intangibles	$6,081	$0.11	$18,852	$0.28

Adjusted EPS - diluted	$0.11		$0.28
Diluted Shares	53,589,319		66,428,885

(1) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the six months ended June 30, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Notes Regarding Pro forma Presentation

The unaudited pro forma financial information below is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of ISS and CFRA had been consummated as of the dates indicated, nor is it necessarily indicative of the results of future operations. The pro forma financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of ISS’ business.

The table below sets forth a reconciliation of historical GAAP revenue, Adjusted EBITDA Expenses and Adjusted EBITDA to Pro Forma Revenue, Pro Forma Adjusted EBITDA Expenses and Pro Forma Adjusted EBITDA:

Table E

	Three Months Ending June 30,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA
Q2 – 2007 - GAAP (1)	$58,150	$40,342	$17,808

Add: CFRA Q2 2007 (3)	4,149	2,807	1,342

Q2 – 2007 Proforma	$62,299	$43,149	$19,150

Q2- 2008 GAAP	$74,126	$50,383	$23,743
Pro forma Growth	19.0%	16.8%	24.0%

	Six Months Ending June 30,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA
YTD - 2007 - GAAP (1)	$110,515	$77,630	$32,885

Add: 11 days of ISS (2)	3,327	2,446	881

Add: CFRA YTD 2007 (3)	8,077	5,644	2,433

YTD - 2007 Pro forma	$121,919	$85,720	$36,199

YTD- 2008 GAAP	$145,346	$98,400	$46,946
Pro forma Growth	19.2%	14.8%	29.7%

(1)  Represents Historical GAAP results for the three months and six months ending June 30, 2007.

(2)  Unaudited results of ISS for the period of January 1, 2007 – January 11, 2007.

(3)   Unaudited results of CFRA for the three and six months ended June 30, 2007.

Historical GAAP Financial Statements
Tables F through H presents the historical GAAP financial statements of Riskmetrics Group as of and for the period ended June 30, 2008.

Table F

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share amounts)

	December 31, 2007	June 30, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,455	$108,237
Accounts receivable, net	37,010	58,046
Deferred tax asset	140	140
Income taxes receivable	8,300	9,091
Other receivables and prepaid expenses	5,910	7,634
Total current assets	78,815	183,148
Intangibles—net	174,154	163,242
Goodwill	460,951	460,855
Property and equipment—net	16,225	16,004
Deferred financing costs	8,677	5,747
Other assets	4,361	1,831
TOTAL ASSETS	$743,183	$830,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$6,235	$7,274
Accrued expenses	34,189	28,032
Debt, current portion	3,000	741
Deferred revenue, current portion	100,557	114,789
Other current liabilities	227	237
Total current liabilities	144,208	151,073
LONG-TERM LIABILITIES
Debt	419,750	289,878
Deferred tax liabilities	28,626	30,769
Deferred revenue	722	753
Other long-term liabilities	13,785	12,510
Total liabilities	$607,091	$484,983

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—150,000,000 and 200,000,000 authorized at December 31, 2007 and June 30, 2008, respectively; 47,850,652 and 60,755,970 issued and 47,642,460 and 60,547,778 outstanding at December 31, 2007 and June 30, 2008, respectively	$479	$608
Treasury stock—208,192 shares	(2)	(2)
Additional paid-in capital	217,355	420,910
Accumulated other comprehensive loss	(7,262)	(7,087)
Accumulated deficit	(74,478)	(68,585)
Total stockholders’ equity	136,092	345,844
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$743,183	$830,827

Table G

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
REVENUES	$58,150	$74,126	$110,515	$145,346
OPERATING COSTS AND EXPENSES:
Cost of revenues (1)	19,368	23,176	35,961	45,880
Research and development (1)	7,920	10,405	14,799	20,866
Selling and marketing (1)	8,362	9,280	16,455	18,486
General and administrative (1)	6,437	9,538	12,956	18,743
Depreciation and amortization of property and equipment	1,739	2,165	3,323	4,280
Amortization of intangible assets	4,434	5,456	8,623	10,912
Loss on disposal of fixed assets	2	4	2	26
Total operating costs and expenses	48,262	60,024	92,119	119,193
INCOME FROM OPERATIONS	9,888	14,102	18,396	26,153

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	400	618	884	1,241
Interest expense	(9,335)	(5,618)	(17,723)	(15,105)
Other expenses	—	—	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(8,935)	(5,000)	(16,839)	(16,477)
INCOME BEFORE PROVISION FOR INCOME TAXES	953	9,102	1,557	9,676
PROVISION FOR INCOME TAXES	497	3,556	812	3,783
NET INCOME	$456	$5,546	$745	$5,893

INCOME PER SHARE:
Basic	$0.01	$0.09	$0.02	$0.10
Diluted	$0.01	$0.08	$0.01	$0.09

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	45,600,151	60,522,656	45,309,870	58,842,179
Diluted	53,878,411	68,046,927	53,589,319	66,428,885

(1) Includes stock-based compensation expense of:

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

Cost of revenues	$383	$440	$575	$1,998
Research and development expenses	461	671	660	1,452
Selling and marketing expenses	446	632	553	953
General and administrative expenses	455	273	753	974
Total stock-based compensation expense	$1,745	$2,016	$2,541	$5,377

Table H

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(Amounts in thousands)

	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$745	$5,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,323	4,280
Provision for bad debt	132	763
Amortization of intangible assets	8,623	10,912
Amortization of debt issuance costs	677	2,930
Stock-based compensation	2,541	5,377
Tax benefit associated with exercise of stock options	—	(1,458)
Loss on disposal of fixed assets	2	26
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1,463	(21,650)
Increase in other receivables and prepaid expenses	(1,640)	(1,732)
(Increase) decrease in other assets	(402)	(103)
Increase (decrease) in deferred revenue	(943)	14,121
Decrease in income and deferred taxes	412	2,690
Increase (decrease) in trade accounts payable	(1,321)	939
Decrease in accrued expenses and other liabilities	(12,478)	(4,485)
Net cash provided by operating activities	1,134	18,503
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,587)	(3,992)
Cash paid to acquire Institutional Shareholder Services Inc. (“ISS”) and related acquisition costs (net of cash acquired of $12,250)	(471,793)	—
Payment of acquired ISS acquisition related costs	(7,413)	—
Purchase of investments	(21,286)	—
Payment for intangible asset	—	(1,000)
Payment of deferred purchase price	(89)	(139)
Proceeds from sale of investments	68,235	—
Net cash used in investing activities	(435,933)	(5,131)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings	425,000	—
Repayment of debt	(750)	(132,131)
Payment of debt issuance costs	(10,074)	—
Principal payments on capital lease obligations	(10)	—
Gross proceeds from equity offering (Note 3)	—	197,400
Equity offering expenses	—	(1,331)
Excess tax benefit associated with exercise of stock options	—	1,458
Proceeds from exercise of stock options	4,659	2,959
Net cash provided by financing activities	418,825	68,355
EFFECT OF EXCHANGE RATE CHANGES ON CASH	121	(945)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,853)	80,782
CASH AND CASH EQUIVALENTS—Beginning of period	37,313	27,455
CASH AND CASH EQUIVALENTS—End of period	$21,460	$108,237
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$17,136	$10,064
Cash paid for taxes (net of refunds)	$580	$880
NON CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to purchase ISS	$42,426	$—
Issuance of stock options to purchase ISS	$16,331	$—
Retirement of treasury stock	$103	$—
Tax benefit associated with exercise of ISS stock options	$3,061	$596

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table I

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS
	GROUP, INC.
	APRIL 1 TO JUNE	STOCK BASED
	30, 2007	COMPENSATION	PRO FORMA

Revenues	$58,150	$—	$58,150

Operating cost and expenses:
Cost of revenues	19,368	(383)	18,985
Research and development	7,920	(461)	7,459
Selling and marketing	8,362	(446)	7,916
General and administrative	6,437	(455)	5,982
Total adjusted EBITDA expenses	42,087	(1,745)	40,342

Depreciation and amortization of property and equipment	1,739		1,739
Amortization of intangible assets	4,434		4,434
Loss on disposal of property and equipment	2	—	2
Total other operating expenses	6,175	1,745	7,920

Total operating expenses	48,262	—	48,262

Income from operations	9,888	—	9,888

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	600		600
Interest expense	(9,535)		(9,535)
Other expenses	—	—	—
Interest, dividend, investment and other income (expense), net	(8,935)	—	(8,935)

Income before provision for income taxes	953	—	953

Provision for income taxes	497	—	497

Net income	$456	$—	$456

Table J

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO JUNE 30, 2007	STOCK BASED COMPENSATION	PRO FORMA

Revenues	$110,515	$—	$110,515

Operating cost and expenses:
Cost of revenues	35,961	(575)	35,386
Research and development	14,799	(660)	14,139
Selling and marketing	16,455	(553)	15,902
General and administrative	12,956	(753)	12,203
Total adjusted EBITDA expenses	80,171	(2,541)	77,630

Depreciation and amortization of property and equipment	3,323	—	3,323
Amortization of intangible assets	8,623	—	8,623
Loss on disposal of property and equipment	2	—	2
Total other operating expenses	11,948	2,541	14,489

Total operating expenses	92,119	—	92,119

Income from operations	18,396	—	18,396

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,155	—	1,155
Interest expense	(17,994)	—	(17,994)
Other expenses	—	—	—
Interest, dividend, investment and other income (expense), net	(16,839)	—	(16,839)

Income before provision for income taxes	1,557	—	1,557

Provision for income taxes	812	—	812

Net income	$745	$—	$745

Table K

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. APRIL 1 TO JUNE 30, 2008	PRO FORMA ADJUSTMENTS	PRO FORMA

Revenues	$74,126	$	$74,126

Operating cost and expenses:
Cost of revenues	23,176	(440)	22,736
Research and development	10,405	(671)	9,734
Selling and marketing	9,280	(632)	8,648
General and administrative	9,538	(273)	9,265
Total adjusted EBITDA expenses	52,399	(2,016)	50,383

Depreciation and amortization of property and equipment	2,165		2,165
Amortization of intangible assets	5,456		5,456
Loss on disposal of property and equipment	4	—	4
Total other operating expenses	7,625	2,016	9,641

Total operating expenses	60,024	—	60,024

Income from operations	14,102	—	14,102

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	618		618
Interest expense	(5,618)		(5,618)
Other expenses	—	—	—
Interest, dividend, investment and other income (expense), net	(5,000)	—	(5,000)

Income before provision for income taxes	9,102	—	9,102

Provision for income taxes	3,556	—	3,556

Net income	$5,546	$—	$5,546

Table L

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO JUNE 30, 2008	PRO FORMA ADJUSTMENTS		PRO FORMA

Revenues	$145,346	$—		$145,346

Operating cost and expenses:
Cost of revenues	45,880	(1,998	) (A)	43,882
Research and development	20,866	(1,452	) (A)	19,414
Selling and marketing	18,486	(953	) (A)	17,533
General and administrative	18,743	(974	) (A)	17,571
		(198	) (B)

Total adjusted EBITDA expenses	103,975	(5,575)		98,400

Depreciation and amortization of property and equipment	4,280			4,280
Amortization of intangible assets	10,912			10,912
Loss on disposal of property and equipment	26	—		26
Total other operating expenses	15,218	5,575		20,793

Total operating expenses	119,193	—		119,193

Income from operations	26,153	—		26,153

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,241			1,241
Interest expense	(15,105)			(15,105)
Other expenses	(2,613)	—		(2,613)
Interest, dividend, investment and other income (expense), net	(16,477)	—		(16,477)

Income before provision for income taxes	9,676	—		9,676

Provision for income taxes	3,783	—		3,783

Net income	$5,893	$—		$5,893

The following proforma adjustments are included in the preparation of the proforma statement of operations:

(A): Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B): Reclassification of non-recurring lease exit costs from adjusted EBITDA expenses to other operating expenses